MID ATLANTIC MEDICAL SERVICES, INC.
             Plan for Deferral of Selected Executives' Compensation

1.  Purpose.

     This Plan for the Deferral of Selected Executives' Compensation ("PDSEC" or "Plan"), adopted by Mid Atlantic Medical Services, Inc., Rockville, Maryland (the "Company"), is for the purpose of permitting certain executives of the Company to defer the receipt of compensation earned. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

2.  Eligibility.

     The persons eligible to participate in the Plan ("Participants") shall be those executives of the Company who have made significant contributions to the success of the Company and who either (a) are level 19, have attained the age of 45 and have a minimum of 10 years of continuous service with the Company, or (b) are level 20 and above, have attained the age of 50 and have a minimum of 8 years of continuous service with the Company; provided, however, that any executives contractually entitled to supplemental retirement benefits shall not be eligible to participate. The Chairman, the CEO and President and the Senior Executive Vice President and CFO, and the Associate Senior Executive Vice President, General Counsel and Secretary (the "Deferred Compensation Committee") together shall consider each executive who has achieved the above eligibility requirements and, the Deferred Compensation Committee in its sole discretion, shall recommend to the Company's Compensation Committee the executives who shall be allowed to participate in the PDSEC. The determination of eligibility shall be made annually for each executive and prior participation will not automatically qualify the executive for continued participation.

3.  Election to Defer.

     Each Participant's election to defer salary and/or bonus compensation for a calendar year shall be made by written irrevocable election on a form provided by the Company, which shall be filed with the Secretary of the Company. All deferral elections must be submitted no later than November 1 of the calendar year to which such bonus relates and for the deferral of salary beginning on January 1 of the following year.

4.  Amount of Deferral.

     At the time the Participant makes his/her deferral election, the Participant shall indicate whether the deferral shall apply to any or all of up to 10% of the Participant's base salary for the next calendar year and/or up to 100% of the Participant's bonus, if any is earned, for the current calendar year. The amount deferred may be expressed as either a percentage or flat dollar amount. Salary deferrals shall be applied on a pro rata basis to each pay period during the calendar year. Each Participant's initial deferral election shall also specify whether such Participant's interest in the Plan shall be distributed in a lump sum or installments as set forth in paragraph 9.
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5.  Duration and Termination.

     Any election to defer compensation shall be made separately for each year that a Participant is allowed to participate in the PDSEC, i.e., elections shall not carry-over from one year to the next. Separate elections may be made with respect to salary and bonus for each such year. No deferrals shall be permitted after the termination date of the Participant's employment with the Company. Participants will at all times be 100% vested in all of their deferrals under the PDSEC and all earnings allocable thereto.

6.  Company Match.

     For each calendar year, the Company will contribute an amount equal to 100% of the amount of compensation for such calendar year deferred by the Participant; provided, however, that, for any calendar year, such match shall not apply to any amount deferred by a Participant in excess of 10% of the Participant's salary and bonus included in W-2 earnings for the prior calendar year. The Company match and earnings thereon will vest in one-third increments on each December 31 of the year of contribution and December 31 of the next two years. The Company match will fully vest upon death or long term disability of the Participant, a change in control of the Company or the Participant's attainment of age 65. A change in control will occur: (1) upon the dissolution or liquidation of the Company, (2) upon a reorganization, merger, or consolidation in which the Company is not the surviving corporation, (3) upon the sale of substantially all of the property or assets of the Company to another corporation or (4) if at least 50% or more of the voting stock of the Company is sold either through a tender offer or otherwise to a party or an affiliated group of parties. No later than November 1 of the preceeding calendar year to which any deferral relates, each Participant may make an irrevocable election to receive all deferred compensation, any vested Company match, and all earnings thereon at the time of a change in control.

7.  Earnings.

     Each amount of deferred compensation shall accrue earnings on a quarterly basis from the date of deferral. Earnings shall accrue at the prime rate as periodically adjusted and published in the Wall Street Journal. All such earnings shall be deemed to be deferred compensation to be distributed in accordance with the terms and in the manner set forth in this Plan. Participants will receive quarterly account statements as soon as reasonable practicable.

8.  Time of Payment.

     The balance of a Participant's deferred compensation and earnings shall become payable either:
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          a. On the first of January next following the date he/she ceases to be an employee of the Company; or

          b. On the first day of January next following the Participant's 65th birthday, whichever is earlier.

9. Installment Payments.

     When the balance of a Participant's deferred compensation becomes payable in accordance with paragraph 8, such balance may, at the election of the Participant submitted in accordance with paragraph 4, be paid immediately in full or in a series of approximately equal cash installments, payable quarterly over a five-year period and shall be subject to applicable withholding for taxes. During the time that such balance of deferred compensation is being paid in installments, earnings shall continue to be credited on the unpaid balance as provided in paragraph 7 hereof and until the entire balance is fully paid.

10.  Beneficiary Designation.

     If a Participant dies before his/her deferred compensation become payable, or before he/she has received the entire balance thereof, any remaining balance thereof shall become payable on the first day of January next following his/her death, and shall be paid to his/her designated beneficiary quarterly over a five
(5) year period or in a single lump sum payment, as determined by the Company in its discretion after consulting with the designated beneficiary. A Participant may designate a beneficiary, and change or revoke a designation of beneficiary, at any time and from time to time, by a writing filed with the Secretary of the Company prior to his/her death.

     If a Participant has not designated a beneficiary, or if a designated beneficiary is not living at the time of the Participant's death, any death benefits payable under the Plan shall be paid to the Participant's spouse, if then living, and if the Participant's spouse is not then living, to the Participant's estate.

11.      General Unsecured Obligation Only.

     A Participant's deferred compensation and all earnings thereon shall be a general unsecured obligation of the Company and the Company shall not in any way fund its liability for such deferred compensation or earnings thereon or otherwise to segregate assets to assure that payments are made to Participants. Any Company memorandum or record of a Participant's deferred compensation account shall be solely for the Company's internal bookkeeping purposes and the Participant, his/her designated beneficiary or his/her estate shall not have any legal interest whatsoever therein. Neither the shareholders nor the directors, officers, employees or agents of the Company shall be liable under the Plan and all persons shall look solely to the assets of the Company for the payment of any claim under, or for the performance of, the Plan and the Participant agrees to hold the Company harmless from any liability arising from this Agreement.
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12.      Compliance with Law.

     This Plan is intended to accomplish the authorized deferral of the incidence of federal income taxes on an Participant's compensation and the earnings thereon until such time as the Participant, his/her beneficiary or his/her estate received actual payment of the same, as authorized by the Internal Revenue Code and applicable law, and this Plan shall be construed in accordance with such intended purpose.

13.      Amendment.

     This Plan may be amended by the Company at any time and from time to time in the Company's sole discretion and with the approval of the Board of Directors, or terminated in its sole discretion with the approval of the Board of Directors. No amendment or termination of the Plan shall adversely affect any benefit already accrued by any Participant under the Plan including any vested Company match, except with the Participant's consent, unless in the opinion of legal counsel to the Company, such amendment or termination is necessary or desirable to accomplish the purpose of this Plan or to comply with applicable law.

14.      Effective Date.

     This Plan shall be effective with respect to the Participant's compensation earned for services performed on and after the first day of January preceding the date of the Plan's adoption by the Company's Board of Directors.

15.      Plan Benefits Are Non-Assignable.

     No sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under the Plan shall be valid or recognized by the Company. Neither the Participant, his/her spouse, or designated beneficiary shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, maintenance owed by the Participant or his/her beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

16.      Effect of Plan on Company and Participants.

     The Plan shall be binding upon the Company, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his/her beneficiary, assigns, heirs, executors and administrators.

17.      Plan Creates No Guaranty of Continued Employment.

     The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company and any Participant. Nothing in this Plan shall of itself be deemed to give a Participant the right to be retained in the service of the Company or to interfere with any right of the Company to discipline or discharge the Participant at any time.
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18.      Illegality or Invalidity of Any Plan Provision.

     In case any provisions of this Plan shall be found illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been included.

19.      Effect of Payment of Plan Benefits.

     The payment of benefits under the Plan to a Participant or beneficiary shall fully and completely discharge the Company and the Board of Directors from all further obligations under this Plan with respect to a Participant and any outstanding deferral elections shall terminate upon such full payment of benefits.

21.      Plan Administration.

     This Plan shall be administered by the Deferred Compensation Committee, which shall have authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. All decisions or actions of the Deferred Compensation Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No member of the Deferred Compensation Committee shall be personally liable by reason of any act or omission in connection with the Plan unless such action constitutes fraud, bad faith or willful misconduct. 22. Governing Law.

     This Plan shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

23.       Covenant Not to Compete

     In consideration of the benefits afforded to the Participant herein, Participant agrees not to accept any position, as an employee, consultant, principal, partner, officer, director or agent with a health maintenance organization, health insurance company, provider or provider group, hospital or hospital system or any similar provider, payer or insurer for medical services within any MAMSI service area thorough the period ending on the one year anniversary of the Participant's termination of employment with the Company for any reason other than a change in control as defined above in Paragraph 6. Employee also agrees not to, directly or indirectly, refer, hire, or solicit for hire any employee of MAMSI, or a MAMSI subsidiary, thorough the same period.

     Employee specifically acknowledges and agrees that the restriction set forth above are reasonable and necessary to protect the legitimate interest of the Company and that the Company would not have entered into this Agreement in the absence of such restriction. Employee further acknowledges and agrees that any violation of the provisions of this section will result in irreparable injury to the Company, that the remedy at law for any violation or threatened violation of such section will be inadequate and that in the event of any such breach, the Company, in addition to any other remedies or damages available to it at law or in equity, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages. Mid Atlantic Medical Services, Inc.

                        By:  /s/ Mark D. Groban, M.D.
                             ____________________________

                     Title:  Chairman of the Board
                             ____________________________